EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders:

Sequential Brands Group, Inc. and Subsidiaries

We have issued our report dated April 1, 2013, with respect to the consolidated financial statements in the Annual Report of Sequential Brands Group, Inc. (formerly People’s Liberation, Inc.) on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sequential Brands Group, Inc. (formerly People’s Liberation, Inc.) on Forms S-8 (File No. 333-152961, effective August 8, 2012 and File No. 333-134672, effective June 2, 2006).

/s/ Grant Thornton LLP

Los Angeles, California

April 1, 2013